Exhibit 99.1
PRESS RELEASE
AMERICAN CONSUMERS, INC. ANNOUNCES SHAREHOLDER APPROVAL
OF REVERSE/FORWARD STOCK SPLIT AND RELATED PLAN TO
DEREGISTER ITS COMMON STOCK WITH THE SEC

American Consumers, Inc.	March 31, 2011
55 Hannah Way
Rossville, GA  30741
Contact: Paul R. Cook, (706) 861-3347

Rossville, GA – American Consumers, Inc., d/b/a Shop Rite (the “Company”) today announced that, at a called special meeting of its shareholders held at the Company’s corporate office on March 31, 2011, holders of a majority of the Company’s issued and outstanding shares of Common Stock approved amendments to the Company’s Amended and Restated Articles of Incorporation to effect a 1-for-400 reverse stock split of the Company’s outstanding common stock, to be followed immediately by a 400-for-1 forward stock split (the “Reverse/Forward Stock Split”).  The Reverse/Forward Stock Split was previously approved by the Company’s directors, and recommended for approval by the shareholders, as part of a plan to terminate the Company’s obligation to file reports with the Securities and Exchange Commission (the “SEC”).

Within the next few days, the Company expects to file with the Georgia Secretary of State the necessary Articles of Amendment of its Amended and Restated Articles of Incorporation to cause the Reverse/Forward Stock Split to become effective following the close of business on Thursday, April 7, 2011.  Following the effectiveness of the Reverse/Forward Stock Split, the Company expects to have fewer than 500 shareholders of record which, because the Company also has less than $10 million in total assets, will allow the Company to make the necessary filings to terminate the registration of its common stock under the Securities Exchange Act of 1934.  The Company expects to make the required filing with the SEC on April 8, 2011, following the consummation of the Reverse/Forward Stock Split after the close of business on April 7, 2011.  As a result, the Company will no longer be required to file periodic reports and other information with the SEC, although the Company anticipates that its stock will continue to be quoted on the Pink Sheets over-the-counter market.

Under the terms of the Reverse/Forward Stock Split, shareholders with less than 400 shares of the Company’s common stock held of record in their name immediately before the transaction takes effect (which is planned to occur after the close of business on April 7, 2011) will receive a cash payment equal to $1.00 per pre-split share.  Shareholders holding 400 or more shares of the Company’s common stock immediately before the transaction will not receive cash payment and will continue to hold the same number of shares after completion of the transaction.  Beneficial owners of shares held in street name at the effective time of the Reverse/Forward Stock Split will not have their shares affected by the Reverse/Forward Stock Split, provided that their shares are held through an account with a broker, bank or other custodian that holds such shares in nominee name through Cede & Co. (which is true of most “street name” accounts with brokers and other financial institutions).

For a more detailed discussion of the Reverse/Forward Stock Split and related transactions, including a more detailed discussion of actions shareholders may take prior to the planned effective time following the close of business on April 7, 2011, to control the manner in which their shares are affected by the transaction, please refer to the Company’s definitive Proxy Statement, filed March 15, 2011 with the SEC.

American Consumers, Inc. operates eight “Shop Rite” supermarkets within the geographical area that comprises Northwest Georgia, Northeast Alabama, and Southeast Tennessee.  The Company’s Common Stock is traded on the Pink Sheets under the symbol “ANCS.PK”.

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